EXHIBIT 5.3



                         [SIROTE & PERMUTT, P.C. LETTERHEAD]



                         August 18, 1995


Bruno's, Inc.
800 Lakeshore Parkway
Birmingham, Alabama 35211


Ladies and Gentlemen:

          We have acted as counsel to Bruno's, Inc., an Alabama corporation (the "Company"), in connection with the proposed issuance and sale by the Company of $400,000,000 aggregate principal amount of 10-1/2% Senior Subordinated Notes due 2005 (the "Securities"), pursuant to the Underwriting Agreement dated August 10, 1995 (the "Underwriting Agreement") between the Company and BT Securities Corporation, Chemical Securities Inc. and Salomon Brothers Inc (collectively, the "Underwriters").

          We have examined the the Registration Statement on Form S-3 (File Number 33-60161), filed by the Company under the Securities Act of 1933, as amended (the "1933 Act"), as amended by Amendment No. 1 filed with the Securities and Exchange Commission (the "Commission") on July 18, 1995 and Amendment No. 2 filed with the Commission on July 24, 1995 (collectively the "Registration Statement"); the Company's Prospectus dated August 10, 1995, and the Prospectus Supplement dated August 10, 1995, both as filed by the Company with the Commission in compliance with Rule 424(b) of the rules and regulations under the 1933 Act (collectively, the "Prospectus"); the Indenture dated August 18, 1995 between the Company and Marine Midland Bank, as Trustee, relating to the Securities (the "Indenture"); and the First Supplemental Indenture dated August 18, 1995 between the Company and Marine Midland Bank, as Trustee, relating to the Securities (the "Supplemental Indenture").

          In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the





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          August 18, 1995
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conformity to the original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

          In accordance with the general policies of this law firm in rendering legal opinion, we have assumed for the purposes of the opinions expressed herein that no fraud exists with respect to any of the matters relevant to the opinions expressed herein, although we have no reason to believe that there exists any fraud which would render invalid the opinions expressed below.

          Based on our review of the foregoing and subject to the assumptions set forth herein, it is our opinion that, as of the date of this letter:

          (1) The Securities have been duly authorized, executed and delivered by the Company and (assuming the due authorization, execution and delivery of the Indenture and Supplemental Indenture by the Trustee and the execution, delivery and authentication of the Securities by the Trustee in accordance with the Indenture and Supplemental Indenture) when issued and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will constitute the legally valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject to general principles of equity (regardless of whether a proceeding is sought in equity or at law).

          (2) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture, Supplemental Indenture and the Securities; the Indenture has been qualified under and complies in all material respects with the requirements of the Trust Indenture Act, as amended (the "Trust Indenture Act"); the Indenture and Supplemental Indenture have been duly authorized, executed and delivered by the Company and (assuming the due authorization, execution and delivery thereof by the Trustee), will constitute the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and





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          Bruno's, Inc.
          August 18, 1995
          Page 3--


     remedies generally and subject to general principles of equity (regardless of whether a proceeding is sought in equity or at law).


          Our opinions set forth above are subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith, fair dealing, and conscionability; and we are not rendering any opinion with respect to any provisions of the Securities dealing with (a) choice of law, (b) severability, (c) exculpation, (d) indemnification and contribution, (e) arbitration, (f) restriction of available remedies or attempts to establish a remedy, and (g) release of unmatured claims.

          We are members of the Bar of the State of Alabama, and we do not express any opinion concerning any law other than the law of the State of Alabama and the Federal law of the United States. We have relied on the opinion of Simpson Thacher & Bartlett insofar as the opinions expressed herein relate to or are dependant upon any matters governed by the laws of the State of New York or the Trust Indenture Act.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the caption "Legal Matters" in the Prospectus and the Registration Statement.


                              Very truly yours,

                              SIROTE & PERMUTT, P.C.